PRESS RELEASE

DRAGON PHARMA REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS  Vancouver, Canada – May 15, 2009 - Dragon Pharmaceutical Inc. ("Dragon Pharma" or the "Company" TSX: DDD; OTCBB: DRUG; BBSE: DRP), a leading international pharmaceutical company, today announced its financial results for the first quarter ended March 31, 2009.

2009 First Quarter Financial Highlights (versus First Quarter of 2008):
▪	Sales increased to $36.96 million from $35.87 million.
▪	Cephalosporin Division’s sales increased to $24.41 million from $23.73 million.
▪	Penicillin Division’s sales increased to $12.55 million from $12.14 million.
▪	Gross profit increased to $6.41 million from $6.17 million.
▪	Gross margin was 17.4% as compared to 17.2%.
▪	Income from operations increased 18% to $3.03 million from $2.57 million.
▪

Net income was $1.45 million for the 2009 first quarter. Comparatively, net income for the 2008 first quarter was $1.96 million which benefited from $0.24 million of government subsidies, $0.44 million of tax credit and $0.23 million of after-tax income from discontinued operations.

▪	Basic and diluted net earnings were $0.02 per share as compared to $0.03 per share.

Results for the Quarter Ended March 31, 2009:

Total sales for the quarter ended March 31, 2009, increased to $36.96 million from $35.87 million for the same period in 2008. Sales generated from the international market outside of China increased 20% from $5.73 million to $6.88 million for the first quarter of 2009, demonstrating the Company’s stronger product recognition and market position in the targeted emerging markets.

Sales from the Penicillin Division for the first quarter of 2009 increased to $12.55 million, accounting for 34% of total sales. Despite the world economic recession, demand for Clavulanic Acid products continued to show strong momentum in both Chinese and international markets with sales up 12% and 75% year-over-year respectively. This growth was reinforced recently when a leading multinational pharmaceutical client increased its Clavulanic Acid follow-on order by 250% for 2009. The growing relationships with our clients are based on their satisfaction about the quality of the Company’s products and its ability to meet increasing demand.

Sales from the Cephalosporin Division for the first quarter of 2009 increased to $24.41 million, accounting for 66% of total sales. Mainly due to the Company’s increased internal consumption of 7-ACA for downstream products, sales of 7-ACA decreased 19% while sales of Cephalosporin crude bulk APIs and formulation drugs increased 562% and 12% respectively.

Overall gross profit for the first quarter of 2009 increased to $6.41 million from $6.17 million for the same period of 2008, primarily due to margin improvement in the Company’s core products of Clavulanic Acid and 7-ACA. As a result of the Company’s continued efforts to improve production yield and lower production costs, gross margin for Clavulanic Acid further improved to 43% for the 2009 first quarter from 34% for the 2008 first quarter while gross margin for 7-ACA further improved to 31% for the 2009 first quarter from 27% for the 2008 first quarter.

Total operating expenses were $3.39 million for the quarter ended March 31, 2009, compared to $3.60 million from the same period of 2008. The decrease of $0.21 million in operating expenses year-over-year mainly represented management’s continued efforts in lowering operation expenses.

Net income was $1.45 million or $0.02 per share (basic and diluted) for the first quarter of 2009 compared to $1.96 million or $0.03 per share (basic and diluted) for the same period of 2008. However, year-over-year comparison needs to take into consideration that net income for the first quarter of 2008 benefited from $0.24 million of government subsidies, $0.44 million of tax credit and $0.23 million of after-tax income from discontinued operations.

“Over the past years, we have been aggressively growing sales to establish strong market positions. In the process, we have ramped up production scale, strengthened long-term customer relationships and achieved market leading positions for our core products.” said Dragon Pharma’s Chairman and CEO, Mr. Yanlin Han. “We believe all these achievements will lead to higher overall gross margin and net earnings derived from sustainable sales growth.”

“As our antibiotic products are primarily supplied to emerging markets, the largest and fast growing markets with huge populations and more serious bacterial infections, we further believe the global economic crisis should have little impact on the growth potential of the Company. China is currently the best example of our long-term potential. The Chinese government announced a three year plan to use $123 billion to fund the national health care system and expand coverage to an additional 600 million people. This is a large and complex project that will benefit pharmaceutical companies like Dragon Pharma with broad product offerings and market leadership position. As all our products cover basic needs and are on the National Insurance List, we believe we are very well positioned to benefit from the expansion of the heath care coverage in China.”

For further information, please refer to the Company’s 10-Q, which has been filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission. The full financial statements will also be available on Dragon’s website at www.dragonpharma.com

Dragon Pharma to Present at Oppenheimer 3rd Annual China Dragon Call Conference on May 19, 2009

Ms. Maggie Deng, Chief Operating officer, and Mr. Garry Wong, Chief Financial Officer, will participate in the Oppenheimer 3rd Annual China Dragon Call Conference to be held on May 19 - 21, 2009, in the Executive Conference Center at Oppenheimer’s 300 Madison Avenue offices in New York City.

Mr. Garry Wong will present the Company’s business overview including core product lines, competitive strengths and key growth strategies at 9:40 a.m. (Eastern Daylight Time) on May 19, 2009, in the Gramercy Room and will be available to answer investor questions after the presentation.

The investor presentation for the Oppenheimer conference will be posted on Dragon’s website at www.dragonpharma.com on the same day as the presentation.

About Dragon Pharmaceutical Inc.

Dragon Pharmaceutical, headquartered in Vancouver, Canada, is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including 7-ACA, a key intermediate to produce cephalosporin antibiotics, Clavulanic Acid, and formulated cephalosporin antibiotic drugs. Dragon is the third largest 7-ACA producer and the first manufacturer and market leader of Clavulanic Acid products in China. Dragon utilizes its nationwide sales distribution network, close customer relationships, understanding of local markets and customer needs and low cost structure to outperform its international and domestic peers. With an annual capacity of 780 tons, Dragon is the largest exporter of 7-ACA in China. To learn more about Dragon Pharmaceutical Inc., please visit www.dragonpharma.com.

Safe Harbor Statement

This press release contains forward looking statements, including but not limited to, that the Company will continue to experience growth in sales of its antibiotic products, including growth that may be attributed to adoption of the Chinese medical reform plan, that it will continue to be able to improve its production technology and efficiency, that it will continue to achieve continuous growth in business and profitability in the near future. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statements. Readers should not place undue reliance on forward looking statements, which only reflect the views of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:

Dragon Pharmaceutical Inc.

Maggie Deng, Chief Operating Officer or

Karen Huang, Manager, Business Research & Development

Telephone: +1(604)-669-8817 or

North America Toll Free: 1-877-388-3784

Email: irdragon@dragonpharma.com

Website: http://www.dragonpharma.com

Christensen Investor Relations:

Kathy Li

Telephone: +1 (480) 614 3036

Email: kli@christensenir.com